Exhibit 1.5

August 15, 2019

Gevo, Inc.

345 Inverness Drive South

Building C, Suite 310

Englewood, Colorado 80112

Attention: Patrick R. Gruber, Chief Executive Officer

Dear Mr. Gruber:

Reference is made to the At The Market Offering Agreement, dated as of February 13, 2018 and as amended on June 20, 2018, June 25, 2018, and June 28, 2018 (the “ATM Agreement”), between Gevo, Inc. (the “Company”) and H.C. Wainwright & Co., LLC (“Wainwright”) and to the Engagement Agreement, dated May 31, 2018, as amended on June 20, 2018 and June 28, 2018 (the “Engagement Agreement”), between the Company and Wainwright. This letter (the “Amendment”) constitutes an agreement between the Company and Wainwright to amend each of the ATM Agreement and the Engagement Agreement as set forth herein. Defined terms that are used but not defined herein shall have the meanings ascribed to such terms in the ATM Agreement.

1.     The defined term “Agreement” in the ATM Agreement is amended to mean the ATM Agreement as amended by this Amendment.

2.     Section 1 of the ATM Agreement is hereby amended by amending and restating the terms “Prospectus Supplement” and “Registration Statement” in their entirety as follows:

“Prospectus Supplement” shall mean the prospectus supplement or supplements relating to the Shares prepared and filed pursuant to Rule 424(b) from time to time.

“Registration Statement” shall mean, collectively, (i) for the period from February 13, 2018 until August 2, 2019, the shelf registration statement (File Number 333-211370) on Form S-3 that was initially declared effective by the Commission on August 2, 2016 and (ii) for the period from August 15, 2019 and thereafter, the shelf registration statement (File Number 333-226686) on Form S-3 that was declared effective by the Commission on August 28, 2018, including exhibits and financial statements and any prospectus supplement relating to the Shares that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto becomes effective, shall also mean such registration statement as so amended.

3.     The first sentence of Section 2(b)(v) of the ATM Agreement is hereby amended and restated as follows:

“The compensation to the Manager for sales of the Shares under this Section 2(b) shall be a placement fee of up to 3.0% of the gross sales price of the Shares sold pursuant to this Section 2(b) (“Broker Fee”).”

4.     The defined term “Engagement Agreement” in the ATM Agreement is amended to mean the Engagement Agreement as amended by this Amendment.

5.     The first sentence of Section B of the Engagement Agreement is hereby amended and restated as follows:

“Term and Termination of Engagement; Exclusivity. The term of Wainwright’s exclusive engagement will begin on the date hereof and end on June 29, 2020 (the “Term”).”

6.     The defined term “Securities” in the Engagement Agreement is amended and restated and shall have the following meaning for all purposes of the Engagement Agreement:

“Securities” shall mean equity and/or equity-linked securities of the Company and, for avoidance of doubt, shall exclude any convertible notes of the Company.

7.     The defined term “Agreement” in the Engagement Agreement is amended to mean the Engagement Agreement as amended by this Amendment.

8.     In connection with this Amendment, the Company shall reimburse Wainwright for its expenses in the amount of $20,000, which shall be paid on the date hereof.

9.     Except as expressly set forth herein, all of the terms and conditions of the ATM Agreement and the Engagement Agreement shall continue in full force and effect after the execution of this Amendment and shall not be in any way changed, modified or superseded by the terms set forth herein.

10.     This Amendment may be executed in two or more counterparts and by facsimile or “.pdf” signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

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In acknowledgment that the foregoing correctly sets forth the understanding reached by the Company and Wainwright, please sign in the space provided below, whereupon this Amendment shall constitute a binding amendment to the ATM Agreement and the Engagement Agreement as of the date indicated above.

Very truly yours, H.C. WAINWRIGHT & CO., LLC

By:	/s/ Edward D. Silvera
Name:	Edward D. Silvera
Title:	Chief Operating Officer

Accepted and Agreed:

GEVO, INC.

By: /s/ Geoffrey T Williams, Jr.

Name: Geoffrey T. Williams, Jr.

Title: General Counsel & Secretary

[signature page to GEVO Amendment to atm agreement AND ENGAGEMENT AGREEMENT]